As filed with the Securities and Exchange Commission on December 31, 2002
                                                                                                                                                   Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WATSON PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	95-3872914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
311 Bonnie Circle,
Corona, CA 92880
(Address of principal executive offices) (zip code)

WATSON LABORATORIES CARIBE, INC. BANCO POPULAR DE PUERTO RICO
MASTER DEFINED CONTRIBUTION RETIREMENT PLAN
(Full title of the plan)

David A. Buchen	Copies to:
Senior Vice President, General Counsel and Secretary	Charles K. Ruck, Esq.
Watson Pharmaceuticals, Inc.	Latham & Watkins
311 Bonnie Circle	650 Town Center Drive, Suite 200
Corona, CA 92880	Costa Mesa, California 92626
(909) 493-5300	(714) 540-1235
(Name and address of agent for service, and telephone number, including area code, of agent for service)

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933, as amended, and Rule 462 thereunder.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock, $0.0033 par value (1)	20,000	$27.6400	$552,800	$50.86

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Watson Laboratories Caribe, Inc. Banco Popular de Puerto Rico Master Defined Contribution Retirement Plan.

(2)
This Registration Statement also covers any additional shares of Common Stock that are acquired under the Watson Laboratories Caribe, Inc. Banco Popular de Puerto Rico Master Defined Contribution Retirement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)
Calculated solely for purposes of this offering under Rule 457(h) and (c) of the Securities Act, on the basis of the average of the high and low selling price per share of Common Stock of Watson Pharmaceuticals, Inc. as reported by the New York Stock Exchange on December 26, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)
The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A (File No. 001-13305) filed August 22, 1997, including any amendment or report filed for the purpose of updating that description;

(b)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

(e)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

(f)	The Registrant’s Current Report on Form 8-K filed May 3, 2002;

(g)	The Registrant’s Current Report on Form 8-K filed May 17, 2002; and

(h)	The Registrant’s Current Report on Form 8-K filed August 14, 2002.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which designates all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    DESCRIPTION OF SECURITIES

Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorize a corporation, under certain circumstances, to indemnify its directors, officers, employees and agents (including reimbursement for expenses incurred following receipt of an undertaking to repay such expenses under certain circumstances). The Registrant’s Articles of Incorporation and Bylaws provide for the indemnification of Registrant’s directors, officers, employees and agents to the fullest extent permitted by the provisions of the Nevada statute.

Registrant’s Articles of Incorporation and Bylaws provide, in general, that to the extent not prohibited by law, Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of Registrant against certain expenses incurred in connection with such lawsuit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Registrant. To the extent not prohibited by law, Registrant shall also indemnify any such person who is a party to a lawsuit by or in the right of Registrant by reason of the fact that he is or was a director, officer, employee or agent of Registrant against certain expenses (including amounts paid in settlement and attorneys’ fees) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, unless such person has been adjudged by a court to be liable to Registrant and except for amounts paid in settlement to Registrant.

Registrant maintains a directors’ and officers’ liability insurance policy that provides coverage for liabilities arising from any wrongful act (as defined by the policy) committed by a director or officer in his or her capacity as a director or officer. The policy reimburses Registrant for amounts spent in lawful indemnification of a director or officer or amounts provided by Registrant to indemnify its directors and officers as required or permitted by law.

The inclusion of the above provisions in the Articles of Incorporation and Bylaws of Registrant may have the effect of reducing the likelihood of shareholder derivative suits against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Registrant and its shareholders.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.    EXHIBITS

See Index to Exhibits on Page 7.

Item 9.    UNDERTAKINGS

A.    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on 31st day of December, 2002.

WATSON PHARMACEUTICALS, INC.

By:	/s/ DAVID A. BUCHEN
David A. Buchen, Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allen Chao, Ph.D. and David A. Buchen, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on December 31, 2002.

Signatures	Title

/s/ ALLEN Y. CHAO Allen Chao, Ph.D.	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ MICHAEL E. BOXER Michael E. Boxer	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ R. TODD JOYCE R. Todd Joyce	Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)

/s/ MICHAEL J. FEDIDA Michael J. Fedida	Director

/s/ MICHEL J. FELDMAN Michel J. Feldman	Director

/s/ ALBERT F. HUMMEL Albert F. Hummel	Director

/s/ JACK MICHELSON Jack Michelson	Director

Ronald R. Taylor	Director
/s/ ANDREW L. TURNER Andrew L. Turner	Director
/s/ FRED G. WEISS Fred G. Weiss	Director

THE PLAN

WATSON LABORATORIES CARIBE, INC. BANCO POPULAR DE PUERTO RICO MASTER DEFINED CONTRIBUTION RETIREMENT PLAN. Pursuant to the requirements of the Securities Act of 1933, as amended, the Watson Laboratories Caribe, Inc. Banco Popular de Puerto Rico Master Defined Contribution Retirement Plan has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on this 31st day of December, 2002.

WATSON LABORATORIES CARIBE, INC. BANCO POPULAR DE PUERTO RICO MASTER DEFINED CONTRIBUTION RETIREMENT PLAN

By:	/s/ DAVID A. BUCHEN
David A. Buchen Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1
Articles of Incorporation of Watson and all amendments thereto, filed as Exhibit 3.1 to Watson’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and Exhibit 3.1 (A) to Watson’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and hereby incorporated by reference.

4.2	Bylaws of Watson, as amended and restated as of July 27, 2001, filed as Exhibit 3.2 to Watson’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and hereby incorporated by reference.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP.

24	Power of Attorney. Reference is made to the signature page of this Registration Statement.

In lieu of including, as an exhibit, a determination letter or an opinion of counsel as contemplated by Item 601(b) of Regulation S-K, the Registrant undertakes that it will submit the Plan, as amended, to the Puerto Rico Treasury Department (the “Department”) in a timely manner for such a determination letter, and will make all changes required by the Department in order to so qualify the Plan.